Exhibit 10.7

June 5, 2018

Bill Wafford
c/o Vitamin Shoppe, Inc.
300 Harmon Meadow Blvd.
Secaucus, NJ 07094
Re: Offer of Promotion
Dear Bill:
By this letter (the “Promotion Letter”), Vitamin Shoppe, Inc., a Delaware corporation, and Vitamin Shoppe Industries Inc., a New York corporation (together the “Companies”) are very pleased to offer you a promotion to the position of Executive Vice President, Chief Financial Officer. Your start date will be June 6, 2018.
Your employment will be governed by the terms of this Promotion Letter, the offer letter dated June 27, 2017 (the “Offer Letter”), which remains in effect except as modified by this letter, and the policies and plans of the Companies as may be in effect from time to time, including without limitation, the Standards of Business Conduct, the Health Enthusiast Handbook, the Dispute Resolution Program, the Management Incentive Program, the Executive Severance Pay Policy, and the Vitamin Shoppe 2009 Equity Incentive Plan, as amended and restated through February 22, 2017 (the “Plan”) and related agreements.
The following will outline the general terms of our offer:
1.Position and Duties. You will serve as Executive Vice President, Chief Financial Officer of each of the Companies and, in such capacity, will be responsible for the general financial, affairs and management of the Companies, will perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to you by the Chief Executive Officer and the Board of Directors, and will have such power and authority as will reasonably be required to enable you to perform your duties hereunder; provided, however, that in exercising such power and authority and performing such duties, you will at all times be subject to the authority of the Chief Executive Officer and the Board of Directors. You shall not be permitted to engage in outside business activities unless approved by the Companies; provided that you may engage in charitable and community activities and manage your personal investments so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties to the Companies. You agree to devote substantially all of your business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Companies’ business. Notwithstanding the foregoing, upon the approval of the Audit Committee of the Board of Directors, you may serve as a director of a publicly traded company that is not

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competitive, provided that such service does not interfere with your obligations hereunder or otherwise create a conflict of interest.
2.Annual Bonus. Effective as of June 6, 2018, your target bonus under the Management Incentive Plan (“MIP”) will increase from 45% to 50% of your eligible earnings in each calendar year. From the beginning of the fiscal year through June 5, 2018 you will participate at 45% target level commensurate with your prior position with the Companies based on your year to date earnings. From June 6, 2018 through the end of the fiscal year, you will participate at the 50% target level based on your earnings for the same period.
3.Long Term Incentive: You will be eligible to participate in The Vitamin Shoppe’s long-term incentive program (“LTIP”). For 2019 you will be eligible for a grant valued between $270,000 and $325,000, subject to approval of the Compensation Committee of the Board of Directors. For all other years, whether or not you are granted an award under the LTIP, the type of the award (cash, equity or a combination of both), the amount of any such award and the terms of vesting (e.g., time-based and/or performance-based vesting over a period of continued employment) are each determined by the Compensation Committee of the Board of Directors from time-to-time. Awards are subject to terms and conditions that will be set forth in the award agreement and the equity incentive plan pursuant to which the grant is made at that time and may include terms regarding forfeiture and repayment provisions if you breach certain covenants regarding confidentiality, trade secrets, non-competition or have engaged in fraud.
4.Promotion Equity Grant. Subject to the approval of the Compensation Committee of the Board of Directors, after your start date, and in the ordinary course of business, you will receive a one-time promotion grant/award of equity comprised of restricted stock ($20,000) and performance stock units ($30,000). The one time grant will be subject to terms and conditions of the Plan and the related equity award agreements.
5.Repayment of Sign-On Cash Bonus and Relocation Benefits. You have received a Sign-On Bonus (as defined in the Offer Letter) and certain relocation benefits pursuant to the Offer Letter. Both the Sign-On Bonus and the relocation benefits are subject to repayment obligations in the event you voluntarily resign your employment or the Companies terminate your employment for certain reasons pursuant to the terms and condition of Offer Letter and relocation agreement, as the case may be. Notwithstanding such repayment obligations, you shall be relieved of any obligation to repay the applicable portion of Sign-On Bonus and the relocation benefits that remain subject to the repayment provision, in the event that you resign your employment after any reduction in your Target Total Direct Compensation (as hereinafter defined) by fifteen percent (15%) or more. As used in this Promotion Letter, “Target Total Direct Compensation” means the sum of your annual base salary, plus your target bonus as provided in Section 2, plus the low end of the LTIP grant range as provided in Section 3, above.

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6.General Provisions.
a.    All payments hereunder are subject to applicable federal, state and local withholding, payroll and other taxes and other deductions.
b.    All references to the Offer Letter shall mean the Offer Letter as amended hereby.
c.    This letter and the terms of your employment with the Companies shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any conflict of law provisions thereof. Except as provided in the Dispute Resolution Policy, disputes hereunder shall be heard by the state or federal courts located in Hudson County, New Jersey.

Congratulations on your promotion.

VITAMIN SHOPPE, INC. /s/ Teresa Orth By: Name: Teresa Orth Its: SVP, HR	VITAMIN SHOPPE INDUSTRIES INC. /s/ Teresa Orth By: Name: Teresa Orth Its: SVP, HR
Acceptance:
I understand and accept the terms of my continued employment with Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. as set forth herein. I understand that by accepting this promotion, I agree to arbitrate any disputes arising out of my employment as set forth in the Companies’ Dispute Resolution Program. I further understand that my employment with the Companies is at-will, which means that either I or the Companies may terminate the employment relationship at any time, for any reason, with or without cause.

/s/ Bill Wafford      Date signed: 6/5/18
Bill Wafford

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